THE BEAR STEARNS COMPANIES INC.
                                            IncomeNotes(SM)
                      With Maturities of Nine Months or More from Date of Issue

Registration No. 333-104455
Filed Pursuant to Rule 424(b)(3)
Pricing Supplement No. 8
(To Prospectus dated April 24, 2003,
and Prospectus Supplement dated June 19, 2003)
Trade Date: August 18, 2003
Issue Date: August 21, 2003
The date of this Pricing Supplement is August 18, 2003

-------------------------------------------------------------------------------------------------------------------------
                                            Price to    Discounts &                                    Interest
   CUSIP#     Interest Rate  Maturity Date   Public     Commissions  Reallowance    Dealer        Payment Frequency
-------------------------------------------------------------------------------------------------------------------------
  07387EAW7       5.10%       8/15/2013      100.00%       1.50%        0.200%      98.90%               Semi
-------------------------------------------------------------------------------------------------------------------------
  07387EAX5       5.80%       8/15/2018      100.00%       2.00%        0.350%      98.40%               Semi
-------------------------------------------------------------------------------------------------------------------------
  07387EAY3       6.05%       8/15/2023      100.00%       2.50%        0.350%      98.00%               Semi
-------------------------------------------------------------------------------------------------------------------------

                                         Subject to Redemption
                                         ---------------------
-------------------------------------------------------------------------------------------------------------------------
                   First
    First        Interest                                                                     Aggregate
   Interest       Payment   Survivor's                                                        Principal
 Payment Date     Amount      Option    Yes/No         Date and Terms of Redemption            Amount      Net Proceeds
-------------------------------------------------------------------------------------------------------------------------
  2/15/2004       $24.65        Yes       No                        N/A                      $1,461,000     $1,439,085
-------------------------------------------------------------------------------------------------------------------------
  2/15/2004       $28.03        Yes       Yes   Commencing 8/15/2006 and on the interest       $595,000       $583,100
                                                payment dates thereafter until Maturity,
                                                the Notes may be called in whole at par at
                                                the option of the Company on ten calendar
                                                days notice.
-------------------------------------------------------------------------------------------------------------------------
  2/15/2004       $29.24        Yes       Yes   Commencing 8/15/2008 and on the interest     $2,340,000     $2,281,500
                                                payment dates thereafter until Maturity,
                                                the Notes may be called in whole at par at
                                                the option of the Company on ten calendar
                                                days notice.
-------------------------------------------------------------------------------------------------------------------------


At May 31, 2003:

      o the Company had outstanding (on an unconsolidated basis) approximately $39.8 billion of debt and other obligations, including approximately $36.7 billion of unsecured senior debt and $2.5 billion of unsecured inter-company debt; and

      o subsidiaries of the Company had outstanding (after elimination of inter-company items) approximately $163.9 billion of debt and other obligations (including $45.5 billion related to securities sold under repurchase agreements, $60.7 billion related to payables to customers, $29.2 billion related to financial instruments sold, but not yet purchased, and $28.5 billion of other liabilities, including $15.9 billion of debt).

The distribution of IncomeNotes will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.